EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

First Citizens Community Bank of Mansfield, Pennsylvania is the Company’s sole subsidiary.

The Bank's sole subsidiary is First Citizens Insurance Agency, Inc. of Mansfield, Pennsylvania.